================================================================================

     As filed with the Securities and Exchange Commission on April 7, 2006.
                                                      Registration No. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                                   CHARTERMAC
             (Exact name of registrant as specified in its charter)

                     Delaware                           13-3949418
           (State or other jurisdiction              (I.R.S. Employer
        of incorporation or organization)         Identification Number)

                               625 Madison Avenue
                            New York, New York 10022
                                 (212) 317-5700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Alan P. Hirmes                           With copies to:
       Chief Financial Officer                  Mark Schonberger, Esq.
         625 Madison Avenue              Paul, Hastings, Janofsky & Walker LLP
      New York, New York 10022                    75 East 55th Street
           (212) 317-5700                      New York, New York 10022
(Name, Address, Including Zip Code,                 (212) 318-6000
and Telephone Number, Including Area
     Code, of Agent For Service)

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

                                -----------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |X|
      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|


------------------------------------------------------------------------------------------------------------------------------------

                                                   CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                              Proposed Maximum
                                                                           Proposed Maximum       Aggregate          Amount of
          Title of each class of securities              Amount to Be       Offering Price     Offering Price      Registration
                  to be registered                        Registered           Per Unit              (1)              Fee(1)
====================================================================================================================================
Common shares of beneficial interest                        539,383              ___           $ 10,588,088.29       $1,132.92

====================================================================================================================================
1. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c),  based upon the average of the high and low prices of the common stock as reported on the New York Stock Exchange on April 6, 2006.

PROSPECTUS

                              539,383 Common Shares

                                   CharterMac

                              --------------------

The Selling Securityholders listed on page 6 may offer and resell up to an aggregate of 539,383 of our common shares pursuant to this prospectus from time to time. We will not receive any of the proceeds from the offer and sale of these common shares. We will bear the costs relating to the registration of these common shares.

Our common shares currently trade on the New York Stock Exchange under the symbol "CHC".

The Securities and Exchange Commission may take the view that, under certain circumstances, the Selling Securityholders and any broker-dealers that participate with the Selling Securityholders in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), which we refer to as the Securities Act. Commissions, discounts, or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is April 7, 2006.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS.....................................................1

OUR COMPANY....................................................................2

THE OFFERING...................................................................4

RISK FACTORS...................................................................4

USE OF PROCEEDS................................................................4

SELLING SECURITYHOLDERS........................................................5

PLAN OF DISTRIBUTION...........................................................7

DESCRIPTION OF OUR SHARES......................................................9

FEDERAL INCOME TAX CONSIDERATIONS.............................................20

TRUST AGREEMENT AND BYLAW PROVISIONS AND CERTAIN PROVISIONS OF
        DELAWARE LAW..........................................................27

LEGAL MATTERS.................................................................31

EXPERTS  31

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................31

WHERE YOU CAN FIND MORE INFORMATION...........................................33

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information that differs from what is contained in this prospectus. If any person does provide you with information that differs from what is contained in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, nor an offer or solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus at a later date.

                           FORWARD-LOOKING STATEMENTS

         Certain statements made in this report may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not historical facts, but rather our beliefs and expectations and are based on our current expectations, estimates, projections, beliefs and assumptions about our Company and industry. Words such as "anticipates,"
"expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Some of these risks include, among other things:

         o adverse changes in the real estate markets including, among other things, competition with other companies;

         o    interest rate fluctuations;

         o general economic and business conditions, which will, among other things, affect the availability and credit worthiness of prospective tenants, lease rents and the terms and availability of financing for properties financed by mortgage revenue bonds we own;

         o    environment/safety requirements;

         o    changes in applicable laws and regulations;

         o our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments;

         o risk of default associated with the mortgage revenue bonds and other securities held by us or our subsidiaries;

         o the risk that relationships with key investors and developers may not continue;

         o    our ability to generate fee income may not continue; and

         o    risks   related  to  the  form  and  structure  of  our  financing arrangements.

         These risks and uncertainties are more fully described in the section captioned "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus and the documents incorporated herein by reference or other dates which are specified in those documents.

         When we refer to the "Company," "we," "us," or "our" in this prospectus supplement, we mean CharterMac and one or more of its subsidiaries or, as the context may require, CharterMac only.

                                   OUR COMPANY

Overview

         We are CharterMac, a statutory trust created under the laws of the State of Delaware. We conduct substantially all of our business through our subsidiaries. We provide capital solutions to real estate developers and owners as well as investment products to institutional and retail investors. Through our subsidiary operations, we offer financing for every part of a property's capital structure and are one of the nation's leading full-service real estate finance companies, with a core focus on multifamily rental housing.

We operate in four business segments:

         (i) Portfolio Investing, which includes subsidiaries that invest primarily in tax-exempt first mortgage revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income;

         (ii) Fund Management, which includes subsidiaries that sponsor real estate equity investment funds that primarily invest in Low Income Housing Tax Credit ("LIHTC") properties; a subsidiary which provides advisory services to other subsidiaries of ours and to American Mortgage Acceptance Company ("AMAC"), an affiliated, publicly traded real estate investment trust; and subsidiaries that participate in credit intermediation transactions, including supporting the credit for affiliate mortgage loans and providing specified returns to investors in LIHTC equity funds, in exchange for fees;

         (iii) Mortgage Banking, which includes subsidiaries that originate, underwrite and service mostly multifamily mortgage loans on behalf of third parties, primarily, the Federal National Mortgage Association ("Fannie Mae"); the Federal Home Loan
                  Mortgage Corporation ("Freddie Mac"); the Federal Housing Authority ("FHA"); and insurance companies and conduits; and

         (iv) Consolidated Partnerships, which includes primarily the LIHTC equity funds we sponsor through the fund management segment's subsidiaries.

Tax Status

         We (the parent trust) and many of our subsidiaries (including all that constitute our Portfolio Investing segment) are partnerships for tax purposes that are not subject to income taxes. We pass along our income, including federally tax-exempt income to our shareholders for inclusion in their tax returns.

         We, and a majority of our investment subsidiaries, are either treated as partnerships or disregarded for federal income tax purposes. Therefore, we pass through to our shareholders, in the form of distributions, income (including federally tax-exempt income) derived from our investments without paying federal income tax on that income.

          We derive a substantial portion of our income from ownership of first mortgage "Private Activity Bonds." The interest from these bonds is generally tax-exempt from regular federal income tax. However, the Tax Reform Act of 1986 classified this type of interest for bonds issued after August 7, 1986 as a tax preference item for alternative minimum tax ("AMT") purposes. The percentage of our tax-exempt interest income subject to AMT was approximately 93% for the year ended December 31, 2005, compared to 93% for the year ended December 31, 2004 and 88% in 2003. As a result of AMT, the percentage of our income that is exempt from federal income tax may be different for each shareholder.

Our Management

         We operate our day-to-day activities and select our investments utilizing the services and advice provided by our subsidiary, CharterMac Capital LLC ("CharterMac Capital"), previously named Related Capital Company LLC, subject to the supervision and review of our board of trustees. CharterMac Capital's executive management team has an average of 26 years of experience with CharterMac Capital and an average of 29 years in the real estate industry.

Our Offices

         Our principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 317-5700.

                                  THE OFFERING

         This prospectus relates to the offer and sale from time to time by the persons listed under the "Selling Securityholders" section of this prospectus of up to 539,383 common shares which may be issued to Selling Securityholders upon exchange by them of special membership units in one of our subsidiaries. We are registering the common shares covered by this prospectus to satisfy our obligations under a registration rights agreement with the Selling Securityholders.


Common Shares offered by Selling Securityholders...    539,383 common shares.

Use of proceeds....................................    We will not  receive  any  proceeds  from the sale of
                                                       common shares in this offering.

Trading............................................    Our common shares are traded on the New York
                                                       Stock Exchange under the symbol "CHC."


                                  RISK FACTORS

         Investing in our securities involves risks that could affect us and our business as well as the real estate industry generally. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2005, and the other information in this prospectus, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common shares offered and sold pursuant to this prospectus.

         The Selling Securityholders will not pay any of the expenses that are incurred in connection with the registration of the common shares, but they will pay all commissions, discounts and any other compensation to any securities broker dealers through whom they sell any of the common shares.

                             SELLING SECURITYHOLDERS

         The following table sets forth the names of each Selling Securityholder, the aggregate number of common shares beneficially owned by each Selling Securityholder as of March 31, 2006 and the aggregate number of common shares that each Selling Securityholder may offer and sell pursuant to this prospectus. Because each Selling Securityholder may offer all or a portion of the common shares offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of common shares that each Selling Securityholder may retain upon completion of this offering. Certain of the Selling Securityholders may be affiliates of the Company pursuant to Rule 144 of the Securities Act.

         The common shares offered by this prospectus represent common shares that we will issue to the Selling Securityholders upon their request that we exchange their special membership units. Upon such exchange, the common shares may be offered from time to time directly by the Selling Securityholders named below or by pledgees, donees, transferees or other successors in interest thereto, as discussed under the caption "Plan of Distributions," below.

         An aggregate of 539,383 common shares may be issued upon exchange of 539,383 special membership units held by the Selling Securityholders.

         In the following table, we have calculated the percentage of common shares beneficially owned by each Selling Securityholder based upon 52,030,258 common shares outstanding on March 31, 2006. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the named shareholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of common shares held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by Selling Securityholders, based upon statements filed with the Securities and Exchange Commission or based upon our actual knowledge.


------------------------------------------------------------------------------------------------------------------
                                                                               Common Shares
                                    Shares Beneficially                         Beneficially     Percent of Class
                                      Owned Before the      Common Shares       Owned after         Owned after
               Name                       Offering             Offered            Offering           Offering
------------------------------------------------------------------------------------------------------------------
Capri Realty Capital LLC(1)               353,273              353,273                 0                 *
Quintin E. Primo III(2)                           (2)          (2)                     0                 *
Daryl Carter(3)                            13,593 (3)           (3)               13,593                 *
Brian Fargo(4)                                    (4)          (4)                     0                 *
Thomas S. Dreyer Trust(5)                 186,110              186,110                 0                 *

Total                                     552,976              539,383            13,539                 *
                                          --------             --------           ------

--------------------------
* less than 1%

(1) Capri Realty Capital LLC ("Capri") is the holder of 353,273 special membership units of CM Investor LLC, or shares issued in exchange for the special membership units, of which 141,309 are subject to a holdback under the agreement pursuant to which the special membership units were issued. The special membership units are exchangeable for common shares on a one-for-one basis. The special membership units (and common shares issued in exchange therefor) are subject to transfer restrictions and 25% of the special membership units (and common shares issued in exchange therefor) will become transferable on each anniversary of issuance February 28, 2006 and each year thereafter). Capri is owned 45% by Quintin E. Primo III, 45% by Daryl Carter and 10% by Brian Fargo, each of whom may be deemed to be the beneficial owner of a pro rata share of the special membership units/ common shares owned by Capri. Mr. Carter is the Chief Executive Officer of CharterMac Mortgage Capital Corp., one of our subsidiaries.
(2) Mr. Primo is a 45% owner of Capri and will be entitled to receive 45% of the common shares issuable to Capri in exchange of the special membership units (158,973 common shares).
(3) Represents 13,593 restricted common shares granted to Mr. Carter on March 1, 2006, with 25% vesting on the first year anniversary, 25% vesting on the second year anniversary and the final 50% vesting on the third year anniversary. In addition, Mr. Carter is a 45% owner of Capri and will be entitled to receive 45% of the common shares issuable to Capri in exchange of the special membership units (158,973 common shares).
(4) Mr. Fargo is a 10 % owner of Capri and will be entitled to receive 10 % of the common shares issuable to Capri in exchange of the special membership units (35,327 common shares).
(5) The Thomas S. Dreyer Trust is the holder of 186,110 special membership units of CM Investor LLC, of which 114,009 are subject to a hold back. The special membership units are exchangeable for common shares on a one-for-one basis.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time by the persons listed under the "Selling Securityholders" section of this prospectus of up to an aggregate of 539,383 common shares. As used in this section of the prospectus, the term "Selling Securityholders" includes the Selling Securityholders named in the table above and any of their donees, pledgees, transferees or other successors in interest who receive common shares offered hereby from a Selling Securityholder as a gift, pledge, or other non-sale related transfer and who subsequently sell any of such common shares after the date of this prospectus. We have registered the Selling Securityholders' common shares for resale to provide the Selling Securityholders with freely tradeable common shares. However, registration of the Selling Securityholders' common shares does not necessarily mean that the Selling Securityholders will offer or sell any of their common shares. We will not receive any proceeds from the offering or sale of the Selling Securityholders' common shares.

         The Selling Securityholders may sell our common shares to which this prospectus relates from time to time on the New York Stock Exchange, where our common shares are listed for trading, in other markets where our common shares may be traded, in negotiated transactions, through underwriters or dealers, directly to one or more purchasers, through agents or in a combination of such methods of sale. The Selling Securityholders may sell our common shares at prices which are current when the sales take place or at other prices to which they agree. All costs, expenses and fees in connection with the registration of the common shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Securityholders.

         The Selling Securityholders may effect such transactions by selling the common shares offered hereby directly to purchasers or through broker-dealers, which may act as agents or principals, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the common shares which are the subject of this prospectus may be sold include:

         (a) a block trade in which the broker-dealer will attempt to sell common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         (d) an exchange distribution in accordance with the rules of the New York Stock Exchange;

         (e) privately negotiated transactions; and

         (f) underwritten transactions.

         The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers and other financial institutions may engage in short sales of our common shares in the course of hedging the related positions they assume. The Selling Securityholders may also sell our common shares short and redeliver the common shares covered by this prospectus to close out the short positions. In addition, the Selling Securityholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealers or other financial institutions of common shares offered by this prospectus, which shares the broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

         Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the common shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the shares which are the subject of this prospectus for whom they may act as agents, and underwriters may sell the shares which are the subject of this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Securityholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer.

         In addition, upon receiving notice from a Selling Securityholder that a donee, pledgee or transferee or other successor in interest intends to sell more than 500 shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee who may sell the shares which are the subject of this prospectus.

         Some or all of the common shares covered by this prospectus may have qualified for resale pursuant to Rule 144 under the Securities Act and such shares may be sold under Rule 144 rather than under the terms of this prospectus.

         The Selling Securityholders and any underwriters, dealers or agents participating in the distribution of the shares which are the subject of this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by the Selling Securityholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

         The Selling Securityholders have not informed us as to their plans of distribution.

                            DESCRIPTION OF OUR SHARES

         The following description of our shares does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our trust agreement and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part.

Overview

         Subject to limitations prescribed by Delaware law and our trust agreement, our board of trustees is authorized to issue 100,000,000 shares of beneficial interest (common, preferred and otherwise), to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms.

         As of the date of this prospectus, our issued and outstanding shares of beneficial interest consist of

         (i)      common shares;

         (ii) two separate series of preferred shares designated Convertible Community Reinvestment Act Preferred Shares (which we refer to collectively as "Convertible CRA Shares");

         (iii) a series of cumulative preferred shares designated 4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 ("Cumulative Preferred CRA Shares"); and

         (iv)     Special Preferred Voting Shares.

Three of our subsidiaries, Charter Mac Equity Issuer Trust, which we refer to as "Equity Issuer", CharterMac Capital Company and CM Investor, LLC, have also issued equity. See "Description of our Subsidiaries' Outstanding Equity," below. All of our common shares outstanding are currently listed for trading on the New York Stock Exchange under the symbol "CHC."

         Subject to the New York Stock Exchange rules which require shareholder approval for certain issuances of securities, we may issue additional shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Delaware law and as are established by our board of trustees.

Description of our Common Shares

         General

         Our common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

         Distributions

         Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. We anticipate that we will pay distributions on our common shares quarterly, subject to declaration by our board of trustees.

         Voting Rights

         Our common shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. Holders of our common shares, as a class, have the power to vote on all matters presented to our shareholders. Pursuant to our trust agreement and bylaws, our common shareholders are entitled to one vote per common share on all matters voted on by shareholders. Except as provided in our trust agreement in respect of any other class or series of beneficial interests, the holders of our common shares and special preferred voting shares exclusively possess all voting power and have been granted the right to vote upon:

         (i)      the election and removal of our board of trustees;

         (ii)     our merger, consolidation or conversion and dissolution;

         (iii)    sale of all or substantially all of our assets; and

         (iv) amendment of our trust agreement (except in certain limited circumstances) provided that certain provisions relating to the limitation of liability and indemnification may only be amended prospectively.

         Registrar and Transfer Agent

         The registrar and transfer agent for our common shares is Computershare Limited, N.A., P.O. Box 8694, Edison, NJ, 08818.

Description of our Preferred Shares

Community Reinvestment Act Preferred Shares

         We have issued, and may in the future issue, separate series of Convertible CRA Shares. Our Convertible CRA Shares are entitled to the same economic benefits as our common shares but receive a preference with respect to certain regulatory benefits which are described below. With the exception of the conversion rate and notice provisions, the terms of our outstanding series of Convertible CRA Shares are the same.

         Our Convertible CRA Shares are intended to enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act. The Community Reinvestment Act, enacted in 1977, encourages banks and similar institutions insured by the Federal Deposit Insurance Corporation to invest in projects that promote community development, particularly in low and moderate income neighborhoods. The Community Reinvestment Act does this by awarding such banks and similar institutions "credits" based upon the amount of capital they invest in "qualifying" projects. Examples of qualifying projects include, among others, those investments that provide affordable housing for low or moderate income individuals, or fund activities that revitalize or stabilize low or moderate income areas.

We invest in mortgage revenue bonds that fund these types of investments. We believe that an investment in our Company through our Convertible CRA Shares will qualify for credits under the Community Reinvestment Act. Each CRA shareholder may be entitled to an allocation of these credits based upon the aggregate amount of their investment in us, for Community Reinvestment Act purposes.

         Our Convertible CRA Shares rank:

         (i) on parity (pro rata based on the number of shares) with our common shares with respect to payment of distributions and rights upon our liquidation, dissolution and winding up; and

         (ii) on parity with our Cumulative Preferred CRA Shares with respect to CRA Credit allocations.

Our income and loss is also allocated pro rata (based on the number of shares) among our common shareholders and our CRA shareholders. In this regard, in the event of:

         (i) the payment of distributions payable in our common shares or securities convertible into our common shares,

         (ii) the issuance to all holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share, and

         (iii) all other distributions to the holders of our common shares or evidences of our indebtedness or our assets,

our CRA shareholders will receive, for each Convertible CRA Share held, the same payment, issuance or distribution payable for each common share held. For example, if we pay a distribution with respect to our common shares or to securities convertible into our common shares, and common shareholders are entitled to receive two common shares for each common share they hold, the CRA shareholders will also receive two common shares for each Convertible CRA Share they hold. In connection with the foregoing payments, issuances or distributions, we will take whatever actions we consider to be advisable in order that both our common and CRA shareholders will be treated the same for federal income tax purposes.

4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1

         We have issued, and may in the future issue, separate series of Cumulative Preferred CRA Shares. Like the Convertible CRA Shares, our Cumulative Preferred CRA Shares are intended to enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act.

         The Cumulative Preferred CRA Shares rank

         (i) senior to our common shares, Convertible CRA Shares and all other shares the terms of which acknowledge such ranking, in each case with respect to the payment of distributions and rights upon the Company's liquidation, dissolution or winding up;

         (ii) on parity with all Convertible CRA Shares with respect to CRA credit allocations, subject to the certain provisions; and

         (iii)    junior to the payment of our existing and future liabilities.

         On or after July 28, 2008, the Cumulative Preferred CRA Shares will be convertible into our common shares at the option of the holders thereof at any time at a conversion rate (subject to adjustment for anti-dilution protection) of 1.807664 common shares for each Cumulative Preferred CRA Share. The Cumulative Preferred CRA Shares are perpetual securities and therefore have no stated maturity. However, on or after July 28, 2008, we may, at our option, redeem the Cumulative Preferred CRA Shares for cash, in whole or from time to time in part, upon not less than 30-days notice, at a price equal to their liquidation amount plus any accrued and unpaid distributions. Unless previously redeemed in full, the Cumulative Preferred CRA Shares will be subject to remarketing on July 28, 2015 and on each remarketing date thereafter at the lowest distribution rate that, in the judgment of the remarketing agent, will permit the Cumulative Preferred CRA Shares to be remarketed at their liquidation amount.

Special Preferred Voting Shares

         Each holder of special common units (described below) holds one Special Preferred Voting Share (at $.01 per share) for each special common unit in CharterMac Capital Company they received.

         The Special Preferred Voting Shares entitle the holders of the special common units to vote, on a one-to-one basis, on all matters subject to a vote of the holders of our common shares. We have the right to require that each Special Preferred Voting Share be redeemed (for $.01 per share) and cancelled simultaneously upon the exchange of a special common unit by the holder into cash or our common shares. Other than the payment of the $.01 per share upon redemption of the Special Preferred Voting Shares or the liquidation of our Company, the Special Preferred Voting Shares are not entitled to any distributions or other economic rights.

         The selling principals of CharterMac Capital who are now trustees of our Company entered into a voting agreement which governs the voting of all of their Special Preferred Voting Shares, common shares issuable upon exchange of their special common units and any other common shares currently owned or which may be acquired by them in the future. The voting agreement provides that such selling principals of CharterMac Capital will (a) vote their common shares or Special Preferred Voting Shares in favor of the election of any independent trustee approved by our board of trustees or in the same proportion as the unaffiliated holders of our common shares vote in such election, and (b) not exercise any right as a shareholder of our Company to nominate any independent trustee. With the exception of Stephen M. Ross, whose voting agreement remains in effect as long as he beneficially owns any of our Special Preferred Voting Shares or common shares, the voting agreement will terminate for each of the remaining two selling principals at the time he is no longer an employee, officer or trustee of our Company.

Description of our Subsidiaries' Outstanding Equity

Charter Mac Equity Issuer Trust--Preferred Shares

         Our  subsidiary,   Equity  Issuer,   has  issued  preferred  shares  to
institutional investors with an aggregate liquidation amount of approximately $377.5 million.

         We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares, Series A-2 Cumulative Preferred Shares, Series A-3 Cumulative Preferred Shares, Series A-4-1 Perpetual Preferred Shares and Series A-4-2 Perpetual Preferred Shares as the "Series A Shares." We collectively refer to the Series B Subordinate Cumulative Preferred Shares, Series B-1 Subordinate Cumulative Preferred Shares, Series B-2 Subordinate Cumulative Preferred Shares, Series B-3-1 Subordinate Perpetual Preferred Shares and Series B-3-2 Subordinate Perpetual Preferred

Shares as the "Series B Shares." We also collectively refer to the Series A Shares and the Series B Shares as the "Series A and B Preferred Shares."

         The Series A Shares have been rated "A3" by Moody's Investor Service, Inc. ("Moody's") and the Series B Shares have been rated "Baa1" by Moody's. Moody's also assigned an "A2" rating to Equity Issuer based on its portfolio composition, loan performance, coverage ratios, and real estate management experience. There can be no assurance that Moody's will maintain these ratings.

         The Series A and B Preferred Shares are not convertible into common shares of Equity Issuer or our common shares. The Series A and B Preferred Shares have an annual preferred dividend payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, but only upon declaration thereof by Equity Issuer's board of trustees and only to the extent of Equity Issuer's tax-exempt income (net of expenses) for the particular quarter. Since inception, all quarterly distributions have been declared at the stated annualized dividend rate for each respective series.

         The Series A Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate, capital gain sharing provisions, the remarketing date, the default rate, certain redemption provisions, certain voting rights and, with respect to the Series A Preferred Shares, the liquidation amount per share. The following chart summarizes some of the differences:


                                                                                                                 Per
                                                                                                           Share/Aggregate
                                                                      Annual                                 Liquidation
                                Number of       Distribution         Preferred            Initial              Amounts
  Series        Issue Date        Shares     Commencement Date     Dividend Rate     Remarketing Date      (in thousands)
  ------        ----------        ------     -----------------     -------------     ----------------      --------------
    A           June, 1999          45           July, 1999           6.625%            June, 2009            $2,000/90,000
   A-1          July, 2000          48         October, 2000          7.100%            June, 2009               500/24,000
   A-2        October, 2001         62         January, 2002          6.300%            June, 2009               500/31,000
   A-3          June, 2002          60           July, 2002           6.800%           October, 2014             500/30,000
  A-4-1         May, 2004           60           July, 2004           5.750%            April, 2015              500/30,000
  A-4-2         May, 2004           58           July, 2004           6.000%            April, 2019              500/29,000

         Holders of the Series A Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series A, Series A-1 and Series A-2 Preferred Shares, and each holder of the Series A-3 Preferred Shares, will be required to tender its shares to Equity Issuer for mandatory repurchase on June 30, 2049 and October 31, 2052, respectively, unless Equity Issuer decides to remarket the shares on such dates. The Series A-4-1 Preferred Shares and Series A-4-2 Preferred Shares are perpetual and not subject to mandatory repurchase.

         The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of Equity Issuer, senior to the Series B Shares and all classes or series of common shares of Equity Issuer and, therefore, effectively rank senior to our common shares, our Convertible CRA Shares and our Cumulative Preferred CRA Shares, and any other of our preferred shares.

         The Series B Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate, capital gain sharing provisions, the remarketing date, the default rate, certain redemption provisions and certain voting rights. The following chart summarizes some of the differences:


                                                                                                             Per
                                                                   Annual                              Share/Aggregate
                                                                 Preferred                               Liquidation
                                Number of      Distribution       Dividend           Initial               Amounts
  Series        Issue Date       Shares     Commencement Date       Rate         Remarketing Date      (in thousands)
  ------        ----------        ------     -----------------     -------------     ----------------      --------------

     B          July, 2000         110        October, 2000        7.600%         November, 2010          $500/55,000
    B-1       October, 2001        37         January, 2002        6.800%         November, 2010           500/18,500
    B-2         June, 2002         50           July, 2002         7.200%         October, 2014            500/25,000
   B-3-1        May, 2004          50           July, 2004         6.000%          April, 2015             500/25,000
   B-3-2        May, 2004          40           July, 2004         6.300%          April, 2019             500/20,000

         Holders of the Series B Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series B and Series B-1 Preferred Shares and each holder of the Series B-2 Preferred Shares will be required to tender its shares to Equity Issuer for mandatory repurchase on November 30, 2050 and October 31, 2052, respectively, unless Equity Issuer decides to remarket the shares on such dates. The Series B-3-1 Preferred Shares and Series B-3-2 Preferred Shares are perpetual and not subject to mandatory repurchase.

         The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of Equity Issuer, senior to all classes or series of common shares of Equity Issuer and, therefore, effectively rank senior to our common shares, our Convertible CRA Shares and our Cumulative Preferred CRA Shares, any other of our preferred shares, and junior to the Series A Shares.

         Equity Issuer is subject to, among others, the following covenants with respect to the Series A and B Preferred Shares:

         Tax-exempt interest and distributions

         Equity Issuer may only acquire investments, other than investments acquired pursuant to a certain preferred trust contribution agreement, that it reasonably believes, based upon the unqualified opinion of nationally recognized bond counsel, will generate interest and distributions excludable from gross income for federal income tax purposes. Equity Issuer will dispose of any investment the interest on which becomes includable in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

         Leverage

         Equity Issuer will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation except if

         (i)      Equity Issuer is not in default under its trust agreement,

         (ii) Equity Issuer has paid or declared and set aside for payment all accrued and unpaid distributions on the Series A and B Preferred Shares, and

         (iii) after giving effect to the incurrence of the obligation, the leverage ratio on the portfolio is less than 0.6 to 1.0.

         Failure to pay distributions

         If Equity Issuer has not paid in full six consecutive quarterly distributions on the Series A and B Preferred Shares, Equity Issuer is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to Equity Issuer, us, or our subsidiaries or affiliates.

         Allocation of Taxable Interest Income and Market Discount

         Equity Issuer will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where Equity Issuer acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

         Limitation on Issuance of Preferred Equity Interests

         Equity Issuer may not issue preferred equity interests that are senior to the Series A Shares without the consent of a majority of the holders of the Series A Shares. Equity Issuer may not issue any preferred equity interests that are equal in rank to the Series A and B Preferred Shares unless certain conditions are met, including that (i) the amount of such newly issued preferred equity interests is limited as follows: (A) with respect to the Series A Shares, the liquidation amount of all of the preferred equity interests that are equal in rank to the Series A Shares (including such newly issued interests) may not exceed 25% of the net asset value of Equity Issuer and (B) with respect to the Series B Shares, the liquidation amount of all of the preferred equity interests that are equal in rank to the Series A and B Preferred Shares (including such newly issued interests) may not exceed 40% of the net asset value of Equity Issuer; (ii) Equity Issuer has paid or declared and set aside for payment all accrued and unpaid distributions on the Series A and B Preferred Shares to holders; and (iii) there is no default or event of default under Equity Issuer's trust agreement.

CharterMac Capital Company

         In connection with our acquisition of CharterMac Capital CharterMac Capital Company issued interests in the form of "special common units".

         Features of the special common units

         The features of the special common units are as follows:

         (i) the special common units are exchangeable, subject to anti-dilution adjustments and some other restrictions set forth in the exchange rights agreement (see "Exchange Rights," below) at the election of their holders;

         (ii) any exchange would be for cash equal to the average closing price of our common shares for the five consecutive trading days immediately preceding the date Charter Mac Corporation ("CM Corp.") and CharterMac Capital Company receive a notice of exchange;

         (iii) CM Corp. may choose, at its sole discretion, to satisfy any exchange right by exchanging the special common units for our common shares on a one-to-one basis, in lieu of cash;

         (iv)  CM  Corp.   will  cause   CharterMac   Capital   Company  to  pay
distributions to the holders of special common units at the same time as, and only if, we pay distributions to our common shareholders; and

         (v) distributions paid to the holders of special common units will consist only of taxable income.

         Distributions on the special common units

         Holders of special  common units are entitled to  distributions  at the same time as, and only if, dividends are paid on our common shares. Unlike dividends payable to holders of our common shares, which consist of substantially tax-exempt income, distributions payable to holders of the special common units consist of taxable income. In order to take into account the difference in tax treatment, the distributions on the special common units equaled our per common share dividend, annualized as of the date of issuance of the special common units, divided by 0.72. Subsequent distributions to the holders of special common units have been, and will continue to be, increased (or decreased) proportionately with increases (or decreases) in dividends paid to holders of our common shares.

         To the extent that, in any year, CharterMac Capital Company does not have sufficient cash flow to pay the entire distribution due on the special common units, CM Corp. has agreed to contribute or to lend to CharterMac Capital Company all but $5 million of these distributions. The remaining shortfall, if any, will earn interest at the prime rate and will be payable at the time CharterMac Capital Company has sufficient cash flow.

         Governance/voting rights

         Holders of the special common units may not take part in the operation, management or control of CharterMac Capital Company's business and have limited voting rights. This notwithstanding, the consent of a majority of the holders of the special common units will be required to approve the following "Capital Transactions" related to CharterMac Capital Company should they occur:

         (a) the dissolution or liquidation of CharterMac Capital Company;

         (b) the sale, assignment, transfer or pledge of assets of CharterMac Capital Company outside the ordinary course of business;

         (c) a merger or consolidation with another entity where CharterMac Capital Company:

                  (1) is not the surviving entity;

                  (2) issues special common units in connection with the merger or consolidation; or

                  (3) makes any change to the CharterMac Capital Company
                      operating agreement or certificate of formation;

         (d) any distribution by CharterMac Capital Company (other than cash distributions);

         (e) specified transfers of assets and other transactions that would result in recognition of taxable income to the holders of special common units;

         (f) the issuance of additional interests in CharterMac Capital Company;

         (g) amend the CharterMac Capital Company operating agreement except as expressly permitted by the CharterMac Capital Company operating agreement; and

         (h) revocation of the tax elections described in the CharterMac Capital Company operating agreement.

         Consent will not be required with respect to any action referred to in clause (b) or (e) above, if the action is with an unaffiliated third party and at the time of the transaction, CharterMac Capital Company distributes to the holders of special common units cash in an amount sufficient to offset any tax payable on any gain recognized by them as a result of these actions.

         If we decide to sell or dispose of all or substantially all of our Company's assets or equity interests (an "Extraordinary Transaction"), structured in a way that requires a Capital Transaction to occur, we may consummate the Extraordinary Transaction without the consent of the holders of the special common units provided that the Extraordinary Transaction either

         (a) entitles the holders of the special common units to retain their special common units,

         (b) provides that our shareholders receive more than 50% of the aggregate value of the consideration to be paid to them in cash or

         (c) occurs more than five years after the closing of the acquisition transaction,

and further provided that if the holders of the special common units are not entitled to retain their special common units, those holders will be required to exchange their special common units pursuant to the exchange rights agreement.

         Exchange Rights

         Each holder of special common units entered into an exchange rights agreement which gives such holder the right, upon expiration of any lock-up period, to (a) exchange all or a portion of their special common units for cash and (b) receive cash in an amount equal to any accrued but unpaid distributions with respect to the special common units being exchanged (not including accrued and unpaid distributions for the quarterly period in which the exchange occurs). In lieu of cash, CM Corp. may, at its discretion, exchange such special common units (and any accrued but unpaid distributions) for common shares on a one-to-one basis, subject to anti-dilution adjustments. Exchanges may only be made in amounts equal to or greater than 1,000 special common units, unless a holder owns less than 1,000 special common units, in which case that holder may exchange the entire amount held. At the time of such exchange, we may require such holder to surrender one Special Preferred Voting Share for redemption by us for each special common unit being exchanged. Our current (Alan Hirmes and Marc Schnitzer) and former (Stuart Boesky and Denise Kiley) officers entered into lock-up agreements with us, each of which restricts the sale or exchange of their special common units and common shares issuable upon exchange of their special common units until released over a three-year period following the closing of our acquisition of CharterMac Capital on November 17, 2003. On November 15, 2005, Stuart Boesky's lock-up agreement terminated when he stepped down as an officer and trustee of CharterMac. Denise Kiley's special common units and the common shares issued upon the exchange of her special common units continue to be subject to the terms of her lock-up agreement.

CM Investor, LLC

         In connection with our acquisition of Capri Capital Limited Partnership ("CCLP"), CM Investor, LLC ("CM Investor"), a wholly-owned subsidiary of CM Corp., issued interests in the form of "special membership units". In the first quarter of 2005, we acquired CCLP and combined CCLP's operations with CharterMac Mortgage Capital.

         In May 2005 a total of 353,273 special membership units were issued to the principals of CCLP in connection with our acquisition of CCLP. In August 2005, an additional 186,110 special membership units were issued in connection with the acquisition of CharterMac Real Estate Securities Holdings LLC, which was contributed to Capri Capital Advisors ("CCA"), a company owned by the CCLP principals, in exchange for preferred membership interests in CCA. In addition, special membership units would be issuable in connection with the transaction if CM Investor's option to acquire 49% of CCA, or the option by the CCLP principals to put to CM Investors their 49% interest in CCA, is exercised and additional SMU's may be issued to Thomas Dreyer in connection with the acquisition of CharterMac Real Estate Securities Holdings LLC under certain circumstance.

         Features of the special membership units

         The features of the special membership units are as follows:

         (i) the special membership units are exchangeable, subject to anti-dilution adjustments and some other restrictions set forth in the exchange rights agreement (see "Exchange Rights," below) at the election of their holders;

         (ii) any exchange would be for cash equal to the average closing price of our common shares for the five consecutive trading days immediately preceding the date CM Corp. and CharterMac Capital Company receive a notice of exchange;

         (iii) CM Corp. may choose, at its sole discretion, to satisfy any exchange right by exchanging the special membership units for our common shares on a one-to-one basis, in lieu of cash;

         (iv)  CM  Corp.   will  cause   CharterMac   Capital   Company  to  pay
distributions to the holders of special membership units at the same time as, and only if, we pay distributions to our common shareholders; and

         (v) distributions paid to the holders of special membership units will consist of taxable income.

         Distributions on the special membership units

         Holders of special membership units are entitled to distributions at the same time as, and only if, dividends are paid on our common shares. Unlike dividends payable to holders of our common shares, which consist of substantially tax-exempt income, distributions payable to holders of the special membership units consist of taxable income. The initial distribution payable on each special membership unit was $1.69 per year, subject to adjustment in the amount of 95% of the percentage increases or decreases in the dividends paid by us on the common shares.

         Governance/voting rights

         Holders of the special membership units may not take part in the operation, management or control of CM Investor's business and have no voting rights, except only that the consent of the holders of the special membership units is required for any change in distribution rights or limited liability of holders of special membership units.

         Exchange Rights

         Each holder of special membership units entered into an exchange rights agreement which gives such holder the right, upon expiration of any lock-up period, to (a) exchange all or a portion of their special membership units for cash and (b) receive cash in an amount equal to any accrued but unpaid distributions with respect to the special membership units being exchanged (not including accrued and unpaid distributions for the quarterly period in which the exchange occurs). In lieu of cash, CM Corp. may, at its discretion, exchange such special membership units (and any accrued but unpaid distributions) for common shares on a one-to-one basis, subject to anti-dilution adjustments. Exchanges may only be made in amounts equal to or greater than 1,000 special membership units, unless a holder owns less than 1,000 special membership units, in which case that holder may exchange the entire amount held.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain of the federal income tax considerations which may be material to a typical shareholder who is a United States person and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, final, temporary and proposed treasury regulations and administrative rulings and pronouncements of the IRS. No attempt has been made to comment on all federal income tax matters affecting our Company or our shareholders. The discussion does not purport to deal with federal income or other tax consequences applicable to an investment by certain categories of shareholders, including, without limitation, tax-exempt organizations, dealers in securities, banks, insurance companies, Subchapter S corporations, regulated investment companies, real estate investment trusts and persons who are not citizens or residents of the United States, and is not to be construed as tax advice.

         No ruling on the federal, state or local tax considerations relevant to the issuance of the common shares, the debt characterization of the mortgage revenue bonds, the tax-exempt character of interest on certain of the mortgage revenue bonds or other bond-related investments, the classification of our Company as a partnership, or any other tax issue relevant to this offering has been, or will be, requested from the IRS or from any other tax authority. Moreover, no assurance can be given that the conclusions reached by our counsel Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings") will be accepted by the IRS or, if challenged by the IRS, sustained in court.

         This summary is based on current legal authority and there is no assurance that legislative or administrative changes or court decisions will not occur which could significantly modify the statements and opinions expressed herein, possibly with retroactive effect.

         You should consult your own tax advisors regarding the federal, state, local and foreign income tax consequences to you prior to purchasing our Company's common shares.

General

Entity status of our Company and our subsidiaries

         Each holder of our shares will agree to treat our shares as evidencing a partnership interest for federal income tax purposes. Based upon representations from us, Paul Hastings has rendered its opinion that, although the issue is not free from doubt, we have been and are properly treated as a partnership, and not as a publicly traded partnership or association taxable as a corporation, for federal income tax purposes. Accordingly, our shareholders, subject to the discussion regarding publicly traded partnerships below, will be partners in such partnership for federal income tax purposes, and the allocations of tax-exempt income by us to the shareholders will be excludable from gross income for purposes of federal income taxation.

         Our common shares are publicly traded. In order for us not to be treated as a publicly traded partnership taxable as a corporation, 90% or more of our gross income each year must consist of interest and other types of passive income. Interest earned by our Company may only be included for purposes of this test if (a) the interest does not depend on the income or profits of any person and (b) the interest is not derived in the conduct of a financial business. We have represented that, in the current taxable year and future taxable years, we anticipate that income described in clause (a) will, together with any other non-qualifying income, constitute less than 10% of our gross income. There is no definitive guidance as to the level of activity that may, for purposes of clause (b), cause us to be treated as if we were engaged in a financial business. There is no assurance that the IRS will not successfully contend that our Company is engaged in a financial business or earns more than 10% of our gross income from such a business or other nonqualifying sources and, therefore, is a publicly traded partnership taxable as a corporation.

         If our Company in any taxable year were taxable as a corporation for federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our shareholders and we would be required to pay income tax at corporate rates on our net taxable income, which would exclude our tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our shareholders. In addition, distributions from our Company to our shareholders would be ordinary dividend income to such shareholders to the extent of our earnings and profits, which would include our tax-exempt income as well as any other taxable income we might have. Payments of such distributions would not be deductible by our Company. Similarly, if any of our subsidiaries (other than CM Corp., CharterMac Mortgage Partners Corp., and CharterMac Mortgage Capital Corporation, which are taxed as corporations) were treated as a corporation for federal income tax purposes, rather than as a partnership or a disregarded entity, adverse consequences could result.

Treatment as a Taxable Mortgage Pool Taxable as a Corporation

         If, for federal income tax purposes, we were classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Code, we would be taxable as a corporation. A taxable mortgage pool is an entity (i) substantially all of the assets of which consist of debt obligations and more than 50% of such debt obligations consists of real estate mortgages, (ii) which is an obligor of debt with two or more maturities and (iii) under the terms of the debt obligations under clause (ii), payments bear a relationship to payments on the debt obligations described in clause (i). The IRS has the authority to treat certain equity interests in issuers as debt for purposes of the taxable mortgage pool rules. However, because of the absence of any relationship between the timing of payments on the debt obligations we hold (i.e., revenue bonds) and the timing of distributions on our equity interests (i.e., common and preferred shares) we believe that we will not be treated as a taxable mortgage pool.

Taxation of CM Corp., CharterMac Mortgage Partners Corp., and CharterMac Mortgage Capital Corporation

         Unlike our other subsidiaries, CM Corp., CharterMac Mortgage Partners Corp., and CharterMac Mortgage Capital Corporation (our "Corporate Subsidiaries") are taxable corporations, and will be required to pay income tax to the extent they have net taxable income. It is possible that the IRS may not agree with our determinations as to which expenses are allocable to the Corporate Subsidiaries and their ability to reduce their taxable income, and which expenses are allocable to us or our other subsidiaries. If all or a portion of the expenses that we allocate to the Corporate Subsidiaries are determined not to be deductible by those subsidiaries, they could be required to pay additional tax, as well as interest and penalties. Additional tax, as well as interest and penalties, could also be payable by CM Corp. if the IRS determined that fees that we paid to CharterMac Capital (a subsidiary of CM Corp.) were less than the amounts that would be payable if CharterMac Capital was not related to us. In addition, any dividends paid by CM Corp. to us will be treated as ordinary income to us to the extent of CM Corp.'s earnings and profits, and any gain that may be realized if all or a portion of our ownership interest in CM Corp. is sold will result in taxable income to us.

Certain Income Tax Considerations Relating To Our Company And Our Shareholders

Taxation of our Company and our shareholders

         A partnership is not subject to federal income tax. Assuming we are classified as a partnership for tax purposes and not a publicly traded partnership taxable as a corporation, our Company will not be subject to federal income tax and each shareholder will be required to report on their income tax return their distributive share of our income, gain, loss, deduction and items of tax preference and will be subject to tax on their distributive share of our taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder in the shareholder's taxable year within which or with which our taxable year ends. Thus, shareholders may be required to accrue income, without the current receipt of cash, if our Company does not make cash distributions while generating taxable income. Consequently, although it is not anticipated, a shareholder's tax liability with respect to its share of our taxable income may exceed the cash actually distributed in a given taxable year. We currently use the calendar year as our taxable year.

         We will file a federal tax return on Form 1065 and will provide information as to each shareholder's distributive share of our income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of our fiscal year. In preparing such information, we will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder's allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expense to our Company and our shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See "--Tax returns, audits, interest and penalties."

Tax-Exempt Income

         We expect that substantially all of our interest income will constitute tax-exempt income. There are risks that certain amounts of interest income that our Company will report as tax-exempt may not qualify for such treatment. In addition, if the intended tax treatment of any of our subsidiaries other than the Corporate Subsidiaries were successfully challenged by the IRS, all or a part of the tax-exempt income derived by such subsidiaries may be subject to tax.

Capital gain upon sale of our assets

         We or our subsidiaries may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain assets. Such sale or disposition may result in taxable capital gain.

Shareholder's basis in shares

         Your adjusted basis in our shares is relevant in determining the gain or loss on the sale or other disposition by you of our shares and the tax consequences to you of a distribution from our Company. See "--Treatment of cash distributions to our shareholders from our Company." In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of our net loss, if any, to the extent of your adjusted basis in your shares.

         Your initial basis in newly issued common shares will be the purchase price for the common shares, increased by your allocated items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by
(a) your allocated items of Company loss and deduction (including any nondeductible expenses) and (b) any cash distributions you have received from us.

Treatment of cash distributions to our shareholders from our Company

         Cash distributions made to our shareholders will generally be treated as a non-taxable return of capital and will not generally increase or decrease your taxable income or loss from us. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes, but would reduce your adjusted basis in your shares. Distributions of cash in excess of your adjusted basis in your common shares will result in the recognition of gain to the extent of such excess.

Limitations on deductibility of losses

         In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of our Company to the extent of your tax basis of your common shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to additional limitations on deducting losses of our Company.

Limitation on the deductibility of interest expense

         The Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder's allocable portion of any interest paid by our Company on our borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase our common shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part.

         In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities. However, to the extent that an investor's debt would be allocated to purchasing or carrying its shares, such shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of our Company comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). We will report to shareholders at the end of each year the average percentage of our assets (based on adjusted tax basis and capital account value) that were invested in tax-exempt obligations during such year. It is uncertain whether an annual average or more frequent adjustments should be used.

         Assuming  interest  on  indebtedness  is  otherwise   deductible,   the
deductibility of a non-corporate taxpayer's "investment interest" expense is further limited to the amount of such taxpayer's "net investment income."

Alternative minimum tax

         Except for qualified Section 501(c)(3) bonds, or certain other private activity revenue bonds that are grandfathered, interest on our revenue bonds generally is an item of tax preference for purposes of the AMT. To the extent interest on any of the revenue bonds we own is such an item of tax preference, a portion of the income allocable to a shareholder also will be a tax preference item. Substantially all of our annual interest income is expected to constitute a tax preference item. This preference item may be reduced, but not below zero, by interest expense and other expenses that could not be deducted for regular tax purposes because the expenses were related to tax-exempt income generated by such preference bonds. To the extent interest on any of the revenue bonds owned by our Company is not a tax preference item, any corporation subject to the AMT must nevertheless take such tax-exempt interest into account in determining its adjusted current earnings for purposes of computing its AMT liability.

Other federal income tax considerations

         The Code contains certain provisions that could result in other tax consequences as a result of the ownership of mortgage revenue bonds by our Company or the inclusion in certain computations including, without limitation, those related to the corporate AMT, of interest that is excluded from gross income.

         Ownership of tax-exempt obligations by our Company may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of our common shares should consult their own tax advisors as to the applicability of any such collateral consequences.

Company expenses

         We have incurred or will incur various expenses in connection with our ongoing administration and operation. Payment for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. We anticipate that a substantial portion of our ordinary expenses will be allocable to tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. We allocate our expenses in proportion to the amount of tax-exempt income and taxable income that we receive. Shareholders generally will not be permitted to deduct the portion of our expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in connection with obtaining financing from us directly to CharterMac Capital. We treat these fees as earned directly by CharterMac Capital for services CharterMac Capital renders to the borrowers. It is possible that the IRS could contend such fees should be treated as additional taxable income to us and additional expense. If such position were asserted and upheld, it would result in us recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to our other income, it could result in us being treated as a publicly traded partnership taxable as a corporation.

         The IRS may not agree with our determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, our taxable income would be increased or our losses would be reduced.

         An individual shareholder's share of expenses of our Company (not including interest expenses) is a miscellaneous itemized deduction which is deductible only to the extent it, along with other miscellaneous itemized deductions, exceeds 2% of such individual shareholder's adjusted gross income and is not deductible for purposes of determining AMT.

Section 754 election

         We have not elected under Section 754 of the Code to adjust the basis of partnership property on the transfer of shares, by the difference between the transferee's basis for his shares and the transferee's allocable share of the basis of all property of our Company, but may do so in the future. Any such election would not apply to the contribution of cash to our Company in exchange for our shares.

Backup withholding

         Distributions to shareholders whose common shares are held on their behalf by a "broker" may constitute "reportable payments" under the federal income tax rules regarding "backup withholding." Backup withholding, however, would apply only if the shareholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the "broker") or (ii) furnished an incorrect Social Security number or taxpayer identification number. If backup withholding were applicable to a shareholder, we would be required to withhold, at the applicable rate, with respect to each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

Issuance of additional shares

         We may issue new shares to additional investors to provide capital for the acquisition of additional investments. On any issuance of additional shares, we expect that we will adjust the capital accounts of the existing shareholders to reflect a revaluation of our property (based on their then fair market value, net of liabilities to which they are then subject).

Tax returns, audits, interest and penalties

         We will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during a taxable year after the end of each calendar year. We are not obligated to provide tax information to persons who are not shareholders of record.

         Any shareholder who sells or exchanges a common share will be required to notify us of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include

         (i) the names and addresses of the transferor and the transferee,

         (ii) the taxpayer identification number of the transferor and, if known, of the transferee and

         (iii) the date of the sale or exchange.

A shareholder will not be required to notify our Company of a sale or exchange of a common share if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify our Company of a sale or exchange may be subject to a $50 penalty for each such failure. We will treat any transferor shareholder who provides all of the information requested of the transferor as having satisfied this notification requirement.

         In addition, we must file a return notifying the IRS of any sale or exchange of a common share of which we have notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable temporary and proposed treasury regulations, including the fair market value of the Selling Securityholder's allocable share of unrealized receivables (including depreciation recapture, if any). If we do not know the identity of the beneficial owner of the common share, the record holder of such common share may be treated as the transferor or transferee, as the case may be.

State, local and foreign income taxes

         In addition to the federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in us and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing our investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in our common shares could also require our shareholders to file tax returns in various jurisdictions, although we are not aware of any current filing obligations.

         Under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes applicable to our Company. Such taxes may decrease the amount of distributions available to our shareholders. Shareholders are advised to consult with their tax advisors concerning the tax treatment of our Company, and the effects under the tax laws of the states applicable to us and our shareholders.

         The summary tax consequences set forth above is for general information only and does not address the circumstances of any particular shareholder. You should consult your own tax advisors as to the specific tax consequences of the purchase, ownership and disposition of our common shares including the application of state, local and foreign tax laws.

                    TRUST AGREEMENT AND BYLAW PROVISIONS AND
                       CERTAIN PROVISIONS OF DELAWARE LAW

         The following summary of certain provisions of Delaware law and our trust agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and our trust agreement. The operative date of the trust agreement is November 17, 2003, as amended.

         Our Board of Trustees

         Our business and affairs are managed by a board of managing trustees. Our board of trustees consists of not less than three nor more than sixteen managing trustees, of which a majority must be "independent", which means they may not be our officers or employees, related to our officers nor represent concentrated or family holdings of our voting interests, and who, in the view of our other independent trustees, are free from any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to our affairs. Currently, our board consists of twelve managing trustees, of which seven are independent. As long as Thomas W. White is on the board of trustees, a majority of the board of trustees by at least one managing trustee must be independent. Upon Thomas W. White's ceasing to serve as a managing trustee for any reason, including by reason of his resignation or removal or otherwise, and at all times thereafter, a majority of the board of trustees by at least two managing trustees must be independent trustees (e.g. if the total number of managing trustees is nine, independent trustees must comprise at least six members of the board of trustees). The total number of managing trustees may be increased or decreased pursuant to the bylaws, but shall never be less than the minimum number, if any, required by the Delaware Act nor more than sixteen.

         Each of our independent trustees is entitled to receive annual compensation at the rate of $60,000 per year, payable in cash and common shares having an aggregate value, based on the fair market value at the date of issuance, of not less than 50% of such compensation (or at a trustee's option up to 100% of such compensation will be payable in common shares provided that a trustee must elect to receive any common share compensation above the 50% minimum in 10% increments). In addition the annual compensation for independent trustees for their service on committees of the Board of Trustees is as set forth in the chart below. This compensation will be payable in cash and common shares having an aggregate value, based on the fair market value at the date of issuance, of not less than 50% of such compensation (or at a trustee's option up to 100% of such compensation will be payable in common shares provided that a trustee must elect to receive any common share compensation above the 50% minimum in 10% increments).

                  Committee                              Chair          Member

          o  Audit                                        $15,000        $7,000
          o  Compensation                                 $8,000         $5,000
          o  Nominating and Governance                    $8,000         $5,000
          o  Capital Markets                              $6,000         $4,000
          o  Investment                                   $6,000         $4,000

         Robert Loverd, the lead trustee, was granted an annual compensation of $50,000, effective as of September 1, 2005.

         Our board of trustees establishes written policies on investments and borrowings and monitors our administrative procedures, investment operations and performance as well as monitoring our management team to assure that such policies are carried out. The independent trustees are responsible for reviewing our investment policies not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of our shareholders.

         Wilmington Trust Company, a Delaware banking corporation, is also one of our trustees. Wilmington Trust Company has been appointed as registered trustee (the "Registered Trustee") solely to satisfy certain requirements of the Delaware Act and its duties and responsibilities with respect to us and our shareholders are very limited.

         So long as the holders of the special preferred voting shares own, in the aggregate, 7.5% or more of our outstanding voting securities (a) there must be (i) at least thirteen trustees on our board of trustees, a majority by at least one of which must be independent while Mr. White is on the board of trustees and (ii) at least fourteen trustees on our board of trustees, a majority by at least two of which must be independent trustees if Mr. White is not on the board of trustees; and (b) holders of a majority of the outstanding special voting preferred shares will have the right, in lieu of our board of trustees (or nominating committee thereof) to elect to our board of trustees any non-independent trustees to fill a vacancy and to nominate any non-independent trustees for election at any annual or special meeting of our shareholders. This power of nomination will not affect the right of the holders of our common shares to also nominate their choices for the non-independent trustee nominees. After the date upon which the holders of the Special Preferred Voting Shares own, in the aggregate, less than 7.5% of our outstanding voting securities, the nominating committee will have the right to nominate non-independent trustees to fill a vacancy (which vacancies will be filled by the affirmative vote of a majority of our board of trustees) or to stand for election at any annual or special meeting. The holders have waived (subject to reinstatement if we determine to reinstate additional independent trustee positions) the provisions with respect to the minimum number of total trustees.

         Additional Classes and Series of Shares

         Our trust agreement authorizes us to issue 100,000,000 shares and authorizes our board of trustees to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. We believe that the ability of our board of trustees to issue one or more classes or series of beneficial interests provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. Subject to the New York Stock Exchange rules which require shareholder approval for certain issuances of securities, the additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders. Although our board of trustees has no intention at the present time of doing so, it could issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

         Staggered Board

         Our trust agreement provides that our board of trustees has three classes of managing trustees. Managing trustees for each class will be chosen for a three-year term upon the expiration of the current class' term. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

         Advance Notice of Managing Trustee Nominations and New Business

         Our bylaws provides that (i) with respect to an annual meeting of common shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by common shareholders may be made only (a) pursuant to our notice of meeting, (b) by our board of trustees, or (c) by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws, and
(ii) with respect to special meetings of common shareholders, only the business specified in our notice of meeting may be brought before the meeting of common shareholders, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by our board of trustees, or (c) provided that our board of trustees has determined that managing trustees shall be elected at such meeting, by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

         The advance notice provisions set forth in our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of common shares or otherwise be in their best interest.

         Term and Dissolution

         We have  perpetual  existence,  but may be dissolved at an earlier date
(i) upon the recommendation of our board of trustees and the approval of common shareholders and special preferred voting shareholders by majority vote and (ii) by order of a court of competent jurisdiction to judicially dissolve our Company if it is no longer reasonably practicable to continue the business and affairs of our Company as contemplated by our trust agreement.

         Upon dissolution of our Company, our assets will be liquidated and the proceeds of liquidation will be applied first to the satisfaction (whether by payment or reasonable provision for payment thereof) of obligations of our Company to third parties (including holders of senior interests created through our securitization programs and preferred shareholders of our subsidiaries) and then to payment of liquidation expenses. Any remaining proceeds will then be distributed to our shareholders.

         Amendments to our Trust Agreement

         In general, our trust agreement may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares and special preferred voting shares then outstanding and entitled to vote thereon.

         Meetings

         We will hold annual meetings of our common shareholders to elect managing trustees whose terms have expired. Our board of trustees may at any time call a meeting of common shareholders or call for a vote, without a meeting, of the common shareholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of a written request therefor of common shareholders holding 10% or more of the outstanding common shares.

         Certain Transactions

         Except as may be agreed to in a separate agreement with us, our trustees, our manager, any shareholder, and any affiliate thereof, and any shareholder, officer, director, partner or employee thereof, or any person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of every nature and description, independently or with or for the account of others including, but not limited to, investments in revenue bonds or mortgages of any type or instruments backed by or representing a participation interest in revenue bonds or mortgages, and the ownership, financing, leasing, operation, management, brokerage and development of real property. Except for the foregoing provision, neither our trustees, our manager, any shareholder nor their affiliates shall be obligated to present to us any particular investment opportunity, regardless of whether such opportunity might be suitable for investment by us, and each trustee, our manager, the shareholders, and each affiliate shall have the right to take for its own account (individually or otherwise) or to recommend to others any such investment opportunity.

         Indemnification and Limitation of Liability

         The Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, a trustee, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or a beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof. In addition, the Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, an officer, employee, manager or other person acting on behalf of the statutory trust, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or the beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof.

         The Delaware Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instrument of a statutory trust, a statutory trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

         Our trust agreement requires us to indemnify our present and former managing trustees, among others (any such person, an "indemnified party"), against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnified party actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain (i) a written affirmation by the indemnified party of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by us as authorized by our trust agreement and
(ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former indemnified party who served a predecessor of ours in such capacity, and to any employee or agent of us or a predecessor of ours.

         Additionally, our trust agreement requires us to indemnify the Registered Trustee and its affiliates, and their respective officers, directors, employees, agents and representatives, (collectively, the "registered trustee persons") against any and all claims or liabilities (including any environmental liabilities) for which any such person may become liable by reason of the Registered Trustee's acting in such capacity under our trust agreement or arising out of or connected with (i) our Company, (ii) our trust agreement,
(iii) any breach of duty owed to us or our shareholders by a third party or (iv) any violation or alleged violation of federal or state securities laws. We shall not indemnify such persons for liabilities resulting from such persons' own fraud, gross negligence or willful misconduct. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain (i) a written affirmation by the registered trustee person of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by us as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former registered trustee person who served a predecessor of ours in such capacity.

         We have obtained a liability insurance policy for our trustees and officers, as well as the trustees and officers of our subsidiaries.

         Liability of Shareholders

         Under our trust agreement and the Delaware Act, our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

         In general, stockholders of Delaware corporations are not personally liable for the payment of a corporation's debts and obligations. They are liable only to the extent of their investment in the Delaware corporation. In addition, under the Delaware Act, neither the existence of certain powers in our trust agreement that may be exercised by our shareholders nor the exercise of such powers will cause such shareholders to be deemed to be a trustee of our Company or to be held personally liable for our acts, omissions and obligations.

         The principles of law governing the limitation of liability of beneficial owners of a statutory trust have not been authoritatively established as to statutory trusts organized under the laws of one jurisdiction but operating or owning property, incurring obligations or having beneficiaries resident in other jurisdictions. A number of states have adopted legislation containing provisions comparable to the provisions of the Delaware Act. Accordingly, in such states, the limitation of liability of our shareholders provided by the Delaware Act should be respected.

         In those jurisdictions which have not adopted similar legislative provisions, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdictions would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that the shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

                                  LEGAL MATTERS

         Certain legal matters have been passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. The validity of the common shares have been passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware.

                                     EXPERTS

         The consolidated financial statements, the related financial statement schedules, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings made pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act") after the date of the initial registration statement and prior to effectiveness of the registration statement and any other future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange
Act:

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 15, 2006 (SEC File No. 001-13237);

         o Our Current Reports on Form 8-K filed with the SEC on March 17, 2006 (SEC File No. 001-13237);

         o Our Current Reports on Form 8-K filed with the SEC on March 15, 2006 (SEC File No. 001-13237);

         o Our Current Reports on Form 8-K/A filed with the SEC on March 2, 2006 (SEC File No. 001-13237);

         o Our Current Reports on Form 8-K filed with the SEC on February 27, 2006 (SEC File No. 001-13237);

         o Our Current Reports on Form 8-K filed with the SEC on January 9, 2006 (SEC File No. 001-13237);

         o Our Current Reports on Form 8-K filed with the SEC on January 5, 2006 (SEC File No. 001-13237);

         o Our Current Reports on Form 8-K filed with the SEC on January 3, 2006 (SEC File No. 001-13237);

         o    Our Definitive  Proxy Statement dated October 12, 2005 on Schedule
              14A   prepared  in   connection   with  our  Special   Meeting  of
              Shareholders held on November 30, 2005 (SEC File No. 001-13237).

         o Our Definitive Proxy Statement dated May 20, 2005 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 30, 2005 (SEC File No. 001-13237).

         You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

                                   CharterMac
                               625 Madison Avenue
                            New York, New York 10022
                               Attn: Brenda Abuaf
             Telephone requests may be directed to (212) 317-5700.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

         You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

         Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares to be sold pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our Company and the shares to be sold pursuant to this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange filings, including our registration statement, are also available to you on the Securities and Exchange Commission's website, www.sec.gov.

                                    539, 383

                      COMMON SHARES OF BENEFICIAL INTEREST

                                   CHARTERMAC

                                   PROSPECTUS

                                  April 7, 2006

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


The estimated expenses in connection with the offering are as follows:

Securities And Exchange Commission Registration Fee................ $1,132.92

Accounting Fees and Expenses..........................................$30,000

Legal Fees and Expenses...............................................$40,000

Miscellaneous..........................................................$5,000

Total..............................................................$76,132.92

                                                                        =====



ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

         Section 3817(a) of the Delaware Code authorizes a statutory trust to indemnify and hold harmless any trustee, or beneficial owner or other person from and against any and all claims and demands whatsoever. Section 14.1 of the Registrant's Second Amended and Restated Trust Agreement provides for the indemnification of directors and officers. Article XII of the Registrant's By-laws also provides for indemnification of its officers.

         In addition to the above, our Company has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with our Company, whether or not our Company is required or has the power to indemnify them against the same liability.

ITEM 16.  EXHIBITS.

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided,  however, that paragraphs (a)(1)(i),  (a)(1)(ii) and
(a) (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                  Exhibit Index
                                  -------------



Exhibit No.                         Description
--------------------------------------------------------------------------------

  3.1(a) Certificate of Business Trust of the Registrant, dated as of August 12, 1996, (incorporated by reference to the Registration Statement on Form 10, filed with the Commission on August 1, 1997).

  3.1(b) Certificate of Amendment of the Restated Certificate of Trust of the Registrant, dated as of November 17, 2003, (incorporated by reference to the Registration Statement on Form S-8, filed with the Commission on November 25, 2003).

  3.1(c) Second Amended and Restated Trust Agreement of the Registrant, dated as of November 17, 2003, (incorporated by reference to the Annual Report on the Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 15, 2006), as amended by Amendment No.1 thereto, dated September 20, 2005, (incorporated by reference to Exhibit 99.1 on Form 8-K, filed with the Commission on September 22, 2005), and as amended by Amendment No.2, dated November 30, 2005, (incorporated by reference on Form 8-A12B, filed with the Commission on January 3, 2006).

    3.2 Fourth Amended and Restated Bylaws of the Registrant, (incorporated by reference to Exhibit 99.2 on Form 8-K, filed with the Commission on September 22, 2005), and as amended by Amendment No. 1, dated November 30, 2005 (incorporated by reference to the Annual Report on the Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 15, 2006).

    4.1 Specimen Copy of Share Certificate for shares of the beneficial interest, (incorporated by reference to the Registration Statement on Form S-8, filed with the Commission on November 24, 2003).

    4.2 Certificate of Designation of Special Preferred Voting Shares, dated November 17, 2003 (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on December 1, 2003).

    5.1 Opinion of Richards, Layton & Finger, P.A. regarding the legality of the common shares, filed herewith.

    5.2 Opinion Paul, Hastings, Janofsky & Walker LLP regarding tax matters, filed herewith.

   23.1      Consent of Deloitte & Touche LLP, filed herewith.

   23.2      Consent of Richards, Layton & Finger, P.A. (included in
             Exhibit 5.1), filed herewith.

Exhibit No.                         Description
--------------------------------------------------------------------------------

   23.3      Consent of Paul, Hastings, Janofsky & Walker LLP (included in
             Exhibit 5.2) , filed herewith.

   24.1      Power of Attorney (included on signature page hereto).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, CharterMac certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this form to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 7th day of April, 2006.

                                    CHARTERMAC
                                    A Delaware statutory trust (registrant)


                                    By: /s/ Alan P. Hirmes
                                        ----------------------
                                        Name: Alan P. Hirmes
                                        Title:  Chief Financial Officer



         Each person whose signature appears below hereby constitutes and appoints Alan P. Hirmes, Marc D. Schnitzer and Steven A. Beede, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution and revocation, for each of him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant unto such attorneys-in-fact and agents, and each of them, the full power to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes, as each of him might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their respective substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                 Signature                                      Title                              Date
------------------------------------------   ------------------------------------------ -----------------------

/s/ Marc D. Schnitzer                         Managing Trustee, Chief Executive                   4/7/06
---------------------                         Officer and President                               ------
Marc D. Schnitzer

/s/ Stephen M. Ross                           Managing Trustee and Chairman of the                 4/7/06
-------------------                           Board                                                ------
Stephen M. Ross

/s/ Alan P. Hirmes                            Managing Trustee, Chief Financial                   4/7/06
------------------                            Officer, Principal Accounting Officer               ------
Alan P. Hirmes                                and Chief Operating Officer

/s/ Jeff T. Blau                              Managing Trustee                                    4/7/06
----------------                                                                                  ------
Jeff T. Blau

/s/ Andrew L. Farkas-                         Managing Trustee (Independent)                      4/7/06
---------------------                                                                             ------
Andrew L. Farkas




                 Signature                                      Title                              Date
------------------------------------------   ------------------------------------------ -----------------------

/s/ Nathan Gantcher                           Managing Trustee (Independent)                      4/7/06
-------------------                                                                               ------
Nathan Gantcher

/s/ Jerome Y. Halperin                        Managing Trustee (Independent)                      4/7/06
----------------------                                                                            ------
Jerome Y. Halperin

/s/ Janice Cook Roberts                       Managing Trustee (Independent)                      4/7/06
-----------------------                                                                           ------
Janice Cook Roberts

/s/ Robert L. Loverd                          Managing Trustee (Independent)                      4/7/06
--------------------                                                                              ------
Robert L. Loverd

/s/ Peter T. Allen-                           Managing Trustee (Independent)                      4/7/06
-------------------                                                                               ------
Peter T. Allen

/s/ Robert A. Meister-                        Managing Trustee (Independent)                      4/7/06
----------------------                                                                            ------
Robert A. Meister

/s/ Thomas White                              Managing Trustee                                    4/7/06
----------------                                                                                  ------
Thomas White